Exhibit 99.1

Contacts:
Stephanie Diaz (Investors)	Tim Brons (Media)
Vida Strategic Partners	Vida Strategic Partners
415-675-7401	415-675-7402
sdiaz@vidasp.com	tbrons@vidasp.com

Avid Bioservices Reports Financial Results for Fourth Quarter and Fiscal Year Ended April 30, 2020 and Recent Developments

-- Appointed Nicholas Green as President and Chief Executive Officer --

-- Recorded Fourth Quarter Revenue of $12.6 Million and Annual Revenue of $59.7 Million --

-- Signed $23 Million in Business Orders and Achieved Record Backlog of $65 Million

During the Fourth Quarter --

-- Project Fiscal 2021 Revenue of $76 to $81 Million --

TUSTIN, Calif., June 30, 2020 -- Avid Bioservices, Inc. (NASDAQ:CDMO) (NASDAQ:CDMOP), a dedicated biologics contract development and manufacturing organization (CDMO) working to improve patient lives by providing high quality development and manufacturing services to biotechnology and pharmaceutical companies, today announced financial results for the fourth quarter and full fiscal year 2020, ended April 30, 2020.

Highlights Since January 31, 2020

“The fourth quarter of fiscal 2020 was a very productive period, generating higher than anticipated revenues,” said Rick Hancock, interim president and chief executive officer of Avid. “As discussed previously, the production interruption and revenue deferral that took place during the third quarter of fiscal 2020 required the company to lower revenue guidance for the year. While this interruption caused us to fall short of our originally stated revenue guidance, the productivity during the fourth quarter allowed us to exceed our re-stated guidance for the fiscal year, sign $23 million in project expansion orders with existing customers during the fourth quarter, and end the fiscal year with a strong backlog.

“Avid also significantly strengthened its management team in recent weeks. First, we were pleased to announce the appointment of Nicholas Green, as the company’s new president and CEO. Nick, who will join the team on July 30, comes to Avid with many years of experience driving growth and expansion for multiple key CDMOs around the world, and we are very pleased to have him leading the company’s future strategy.

“During the fourth quarter, the company also added two senior directors to our business development team with proven track records in growing CDMOs. They are responsible for driving business growth in North America, Europe and Asia. This expanded and highly experienced business development team has quickly elevated our level of engagement with both existing customers and prospective customers. Additionally, our new team is in discussions with multiple parties regarding potential novel programs to combat COVID-19, and we hope to have the opportunity to support the fight against this global pandemic. Based on this sharp increase in business development activity, combined with the growth of existing customer forecasts, we expect to significantly increase our capacity utilization in the quarters ahead.

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“To accommodate this anticipated increase in demand, during the fourth quarter, the company initiated the pre-engineering, design and permitting work required to allow us to break ground on a facility expansion at the appropriate time. While a specific kick-off date has not yet been established for this expansion, we believe that customer demand will require additional capacity and we are actively moving forward to prepare for this growth opportunity.

“Regarding the equipment issue and production interruption that we reported last quarter, I can confirm that the specific piece of equipment in question is now operational. However, this project is being executed in three phases: investigation, remediation, and confirmation. We are currently progressing though the confirmation stage during which we are running multiple revenue-generating production campaigns to confirm the successful remediation of the equipment issue. We expect this work to be completed in the coming months.

“While we faced a number of challenges in fiscal 2020, we are very encouraged by the events of, and subsequent to, the fourth quarter. In particular, we are pleased to welcome a new and highly experienced CEO to lead Avid into its next phase of growth. During the fourth quarter, we also significantly strengthened our business development team, signed multiple project expansion orders with existing customers, and finished the year with a record $65 million backlog. The company continues to have strong relationships with its customers as evidenced by their forecasted growth in demand for fiscal 2021 and beyond, and we expect the number of projects from new customers to grow nicely moving forward. Finally, in the era of COVID-19, it is important to note that Avid, as a critical supplier, has lost no signed business during this period and continues to operate at full-scale while maintaining social distancing requirements. This is due in large part to our exceptional employees who have been diligent in their daily work and who remain productive and committed to excellence despite the hardships posed by the pandemic. We expect each of these factors to contribute to meaningful growth in fiscal 2021.”

Financial Highlights and Guidance

•	The company is providing revenue guidance for the full fiscal year 2021 of $76 million to $81 million.

•	Revenues for the fourth quarter of fiscal 2020 were $12.6 million, a 26% decrease compared to revenues of $17.1 million recorded during the fourth quarter of fiscal 2019. The year-over-year decline in revenue was primarily attributable to the interruption of production which began during the third quarter and continued into the fourth quarter of fiscal 2020, as a result of a problem with a specific piece of equipment. Despite this decline, fourth quarter 2020 revenues were stronger than expected based on our revised guidance for the quarter due primarily to an increase in customer projects. For the full fiscal year 2020, revenues were $59.7 million, an 11% increase as compared to revenues of $53.6 million in the prior year period. This increase was primarily the result of continued growth in the number and scope of customer projects.

•	As of April 30, 2020, revenue backlog was $65 million, an increase of 12% compared to $58 million at the end of the third quarter of fiscal 2020, and an increase of 41% compared to $46 million at the end of last fiscal year. The company expects to recognize the majority of this backlog during fiscal 2021.

•	Gross margin for the fourth quarter of fiscal 2020 was a negative 10% compared to a gross margin of 21% for the fourth quarter of fiscal 2019. The decrease in gross margin for the 2020 quarter was primarily attributed to the costs associated with the production interruption described earlier, an increase in depreciation expense from the acquisition of new equipment, and a net decrease in revenue. Gross margin for the full fiscal year 2020 was 7%, a decrease compared to 13% in the prior year period. This decrease was primarily due to higher facility and equipment related costs primarily associated with the production interruption during the second half of fiscal 2020, the planned growth costs associated with payroll and related costs, and an increase in depreciation expense from the acquisition of new equipment.

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•	Selling, general and administrative expenses (“SG&A”) for the fourth quarter of fiscal 2020 were $3.5 million, a slight decline compared to $3.6 million recorded for the fourth quarter of fiscal 2019. For the full fiscal year 2020, SG&A expenses were $14.5 million, a 13% increase compared to $12.8 million for the prior year. The increase in SG&A for the year was primarily attributed to employee separation-related expenses, recruiting fees and increased stock-based compensation. When excluding the separation-related expenses, SG&A increased 3% during fiscal 2020 as compared to the prior year.

•	For the fourth quarter of fiscal 2020, the company recorded a consolidated net loss attributable to common stockholders of $6.2 million or $0.11 per share, as compared to a consolidated net loss attributable to common stockholders of $1.1 million or $0.02 per share, for the fourth quarter of fiscal 2019. For the full fiscal year 2020, the company recorded a consolidated net loss attributable to common stockholders of $15.2 million or $0.27 per share, compared to a consolidated net loss attributable to common stockholders of $8.9 million or $0.16 per share, for fiscal 2019.

•	Avid reported $36.3 million in cash and cash equivalents as of April 30, 2020, a 12% increase as compared to $32.4 million as of the prior fiscal year ended April 30, 2019. The company also achieved positive free cash flow, measured as the change in cash from operations net of capital expenditures, of $2.0 million for the full fiscal year 2020.

More detailed financial information and analysis may be found in Avid Bioservices’ Annual Report on Form 10-K, which will be filed with the Securities and Exchange Commission today.

Recent Corporate Developments

•	Appointed Nicholas (Nick) Green as president and chief executive officer. Mr. Green has more than 30 years of experience in the industry. He has held a number of senior management roles, most recently serving as president and CEO of Therapure Biopharma, with prior positions as managing director of Nipa Laboratories Ltd., head of the Life Science Division of Clariant International Ltd. in the USA, president and CEO of Rhodia Pharma Solutions Ltd. and president of Codexis, Inc.’s Pharma Division. Mr. Green holds a BSc (Hons) in Chemistry from Queen Mary College in London and an MBA from the University of Huddersfield.

•	Significantly strengthened the business development team with the appointment of two senior directors with responsibility for driving CDMO business growth within North America, Europe and Asia. Jason C. Brady, Ph.D. serves as senior director of business development for eastern North America, as well as Europe. Sylvia Hinds serves as senior director of business development for western North America in addition to the Asia Pacific region.

•	Signed project expansion orders for $23 million during the quarter with existing customers. During fiscal 2020, the company signed new business orders for $80 million as compared to $55 million during fiscal 2019.

•	Entered into a co-marketing agreement with Aragen Bioscience, a leading contract research organization (CRO) focused on accelerating pre-clinical biologics product development to provide clients with an integrated “sequence-to-manufacturing” service. Under terms of the non-exclusive agreement, the companies will offer customers Aragen’s cell line development expertise integrated with Avid’s upstream and downstream process development and analytical services to drive efficiencies and reduce overall timelines for delivering CGMP bulk drug substances.

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•	Avid was named a recipient of five 2020 Contract Manufacturing Organization (CMO) Leadership Awards in the following categories: Capabilities, Expertise, Reliability, Compatibility and Service. Presented by the industry publication Life Science Leader and based on market research and surveys conducted by Industry Standard Research (ISR), these awards are intended to honor those companies in the contract manufacturing space that provide their customers with the industry’s highest level of service.

•	Restored operation of the specific piece of equipment that caused an interruption of production in the third and fourth quarters of fiscal 2020. This project is being executed in three phases: investigation; remediation; and, confirmation. To date, Avid believes it has successfully completed the first two stages by identifying and remediating the source of the problem. The company is currently progressing through the confirmation stage, during which it is running multiple revenue-generating production campaigns. The company will not be able to confirm a full resolution until it completes the confirmation stage. It is expected that this work will be completed in the coming months.

•	Initiated the pre-engineering, design and permitting work required to allow the company to break ground on a facility expansion at the appropriate time. While a specific kick-off date has not yet been established for this expansion, the company believes that customer demand will require additional capacity and Avid is proactively working to prepare for this growth.

Conference Call

Avid will host a conference call and webcast this afternoon, June 30, 2020, at 4:30 PM EDT (1:30 PM PDT).

To listen to the conference call, please dial (877) 312-5443 or (253) 237-1126 and request the Avid Bioservices conference call. To listen to the live webcast, or access the archived webcast, please visit: http://ir.avidbio.com/investor-events.

About Avid Bioservices, Inc.

Avid Bioservices is a dedicated contract development and manufacturing organization (CDMO) focused on development and CGMP manufacturing of biopharmaceutical drug substances derived from mammalian cell culture. The company provides a comprehensive range of process development, CGMP clinical and commercial manufacturing services for the biotechnology and biopharmaceutical industries. With 27 years of experience producing monoclonal antibodies and recombinant proteins, Avid's services include CGMP clinical and commercial drug substance manufacturing, bulk packaging, release and stability testing and regulatory submissions support. For early-stage programs the company provides a variety of process development activities, including upstream and downstream development and optimization, analytical methods development, testing and characterization.  The scope of our services ranges from standalone process development projects to full development and manufacturing programs through commercialization. www.avidbio.com

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Forward-Looking Statements

Statements in this press release, which are not purely historical, including statements regarding Avid Bioservices' intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties including, but not limited to, the risk the company may not achieve positive cash flow or EBITDA, the risk the company may experience delays in engaging new clients, the risk that the company may not be successful in executing client projects, the risk that the production challenges experienced by the company during the third quarter of fiscal year 2020 were not be fully resolved during the fourth quarter of fiscal year 2020 or may reoccur in the future causing a negative impact on revenue and profits, the risk that the company may experience technical difficulties in completing client projects due to unanticipated equipment and/or manufacturing facility issues which could result in projects being terminated or delay delivery of products to customers, revenue recognition and receipt of payment or result in the loss of the customer, the risk that one or more existing customers terminates its contract prior to completion or reduces or delays its demand for development or manufacturing services, the risk that the company may need to raise additional capital to fund its contemplated expansion plans, and the risk that the commencement of such expansion plans may be delayed. Our business could be affected by a number of other factors, including the risk factors listed from time to time in our reports filed with the Securities and Exchange Commission including, but not limited to, our annual report on Form 10-K for the fiscal year ended April 30, 2020, as well as any updates to these risk factors filed from time to time in our other filings with the Securities and Exchange Commission. We caution investors not to place undue reliance on the forward-looking statements contained in this press release, and we disclaim any obligation, and do not undertake, to update or revise any forward-looking statements in this press release except as may be required by law.

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avid bioservices, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS and comprehensive loss

(in thousands, except per share information)

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2020	2019	2020	2019
Revenues	$12,550	$17,055	$59,702	$53,603
Cost of revenues	13,849	13,407	55,770	46,379
Gross (loss) profit	(1,299)	3,648	3,932	7,224

Operating expenses:
Selling, general and administrative	3,528	3,573	14,517	12,846
Loss on lease termination	–	–	355	–
Total operating expenses	3,528	3,573	14,872	12,846

Operating (loss) income	(4,827)	75	(10,940)	(5,622)
Interest and other income, net	59	92	474	282
(Loss) income from continuing operations before income taxes	$(4,768)	$167	$(10,466)	$(5,340)
Income tax benefit	–	67	–	284
(Loss) income from continuing operations, net of tax	(4,768)	234	(10,466)	(5,056)
Income from discontinued operations, net of tax	–	102	–	841
Net (loss) income	$(4,768)	$336	$(10,466)	$(4,215)

Comprehensive (loss) income	$(4,768)	$336	$(10,466)	$(4,215)

Series E preferred stock accumulated dividends	(1,442)	(1,442)	(4,686)	(4,686)

Net loss attributable to common stockholders	$(6,210)	$(1,106)	$(15,152)	$(8,901)

Basic and diluted net (loss) income per common share attributable to common stockholders:
Continuing operations	$(0.11)	$(0.02)	$(0.27)	$(0.17)
Discontinued operations	–	–	–	0.01
Net loss per share attributable to common stockholders	$(0.11)	$(0.02)	$(0.27)	$(0.16)

Weighted average basic and diluted shares outstanding	56,482	56,080	56,326	55,981

- Continued -

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avid bioservices, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)

	April 30, 2020	April 30, 2019
ASSETS
Current assets:
Cash and cash equivalents	$36,262	$32,351
Accounts receivable	8,606	7,374
Contract assets	3,300	4,327
Inventory	10,883	6,557
Prepaid expenses	712	709
Total current assets	59,763	51,318
Property and equipment, net	27,105	25,625
Operating lease right-of-use assets	20,100	–
Restricted cash	350	1,150
Other assets	302	302
Total assets	$107,620	$78,395
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,926	$4,352
Accrued payroll and related costs	3,019	3,540
Note payable	4,379	–
Contract liabilities	29,120	14,651
Operating lease liabilities	1,228	–
Other current liabilities	808	619
Total current liabilities	44,480	23,162
Operating lease liabilities, less current portion	21,244	–
Deferred rent, less current portion	–	2,072
Other long-term liabilities	–	93
Total liabilities	65,724	25,327

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000 shares authorized; 1,648 shares issued and outstanding at respective dates	2	2
Common stock, $0.001 par value; 150,000 shares authorized; 56,483 and 56,135 shares issued and outstanding at respective dates	56	56
Additional paid-in capital	612,909	613,615
Accumulated deficit	(571,071)	(560,605)
Total stockholders’ equity	41,896	53,068
Total liabilities and stockholders’ equity	$107,620	$78,395

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